Exhibit 5.1

May 8, 2020

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Agilent Technologies, Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (the “Registration Statement”) relating to the registration of Carryover Shares (as defined below) authorized for issuance under the Old ESPP (as defined below).

On March 18, 2020, the stockholders of the Company approved the Agilent Technologies, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”).  The total number of shares of common stock, $0.01 par value, of the Company authorized for issuance under the 2020 ESPP includes, in addition to 25,000,000 new shares, 6,000,000 shares (the “Carryover Shares”) that have been previously registered and remain available for issuance under the Agilent Technologies, Inc. Employee Stock Purchase Plan (the “Old ESPP”).

I have examined instruments, documents, and records that I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Carryover Shares have been duly authorized and, upon their issuance and delivery in accordance with the 2020 ESPP, will be validly issued, fully paid and non-assessable.

I am admitted to practice law in the State of California. The opinion expressed herein is limited to the existing internal laws of the State of California and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very Truly Yours,

/s/ Michael Tang